EXHIBIT 4.1

AMENDED AND RESTATED

BIORELIANCE

1997 INCENTIVE PLAN, AS AMENDED

AMENDED AND RESTATED
BIORELIANCE
1997 INCENTIVE PLAN, AS AMENDED

     1.     Purpose. The purpose of this Plan is to strengthen BioReliance Corporation, a Delaware corporation (the “Company”), by providing an incentive to its employees, officers, consultants and directors and thereby encouraging them to devote their abilities and industry to the success of the Company’s business enterprise. It is intended that this purpose be achieved by extending to employees, officers, consultants and directors of the Company and its Subsidiaries a long-term incentive for high levels of performance and unusual efforts through the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Dividend Equivalent Rights, Performance Awards and/or Restricted Stock (as each term is herein defined). After the Effective Date of this Plan, no further awards shall be made under any of the Former Plans. Each award outstanding under a Former Plan as of the Effective Date of this Plan shall remain outstanding and continue to be subject to the terms of the Former Plan and the award agreement under which such award was granted. Each Share that is available for the granting of new awards under either of the Former Plans as of the Effective Date of this Plan and each Share that is the subject of an award under either of the Former Plans but is not issued prior to the time that such award expires or otherwise terminates shall, after the Effective Date of this Plan, not be available for the granting of awards under either of the Former Plans, but shall instead be available for the granting of Options under this Plan.

     2.     Definitions. For purposes of the Plan:

           2.1      “Adjusted Fair Market Value” means, in the event of a Change in Control, the greater of (i) the highest price per Share paid to holders of the Shares in any transaction (or series of transactions) constituting or resulting in a Change in Control or (ii) the highest Fair Market Value of a Share during the sixty (60) day period ending on the date of a Change in Control.

           2.2      “Affiliate” means any entity, directly or indirectly, controlled by, controlling or under common control with the Company or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Company, whether by operation of law or otherwise.

           2.3      “Agreement” means the written agreement between the Company and an Optionee or Grantee evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

           2.4      “Automatic Option” means an Option granted pursuant to Section 6.

           2.5      “Award” means a grant of Restricted Stock, a Stock Appreciation Right, a Performance Award, a Dividend Equivalent Right or any or all of them.

           2.6      “Beneficial Ownership” means ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

           2.7      “Beneficiary” means an individual, trust or estate who or which, by a written designation of the Optionee or Grantee filed with the Company by operation of law, succeeds to the rights and obligations of the Optionee or Grantee under the Plan and an Agreement upon the Optionee’s or Grantee’s death.

           2.8      “Board” means the Board of Directors of the Company.

           2.9      “Business Day” means any day on which the New York Stock Exchange is open for trading.

           2.10      “Cause” shall mean:

                        (a) for purposes of Section 6.4, (i) a willful act which constitutes gross misconduct or fraud and which is materially injurious to the Company or (ii) conviction of, or plea of “guilty” or “no contest” to, a felony; and

                        (b) in all other cases, either (1) the definition set forth in the employment agreement between the Optionee or Grantee and the Company, or in absence thereof, (2) (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses). No act or failure to act shall be considered willful unless done or omitted to be done in bad faith and without reasonable belief that the action or omission was in the best interest of the Company.

           2.11      “Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, without limitation, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, property dividend, combination or exchange of shares, change in corporate structure or substantially similar event.

           2.12      A “Change in Control” shall mean the occurrence during the term of the Plan of any of the following events; provided, however, that the Committee, in its sole discretion, may specify a more restrictive definition of Change in Control in any Agreement and, in such event, the definition of Change in Control set forth in the Agreement shall apply to the Award granted under such Agreement:

                        (a) An acquisition in one or more transactions (other than directly from the Company or pursuant to options granted under this Plan or otherwise by the Company) of any voting securities of the Company (the “Voting Securities”) by any Person (other than any member of the Knafel Family) immediately after which such Person has Beneficial Ownership of (i) thirty percent (30%) or more of the combined voting power of the Company’s then outstanding Voting Securities and (ii) a number of Voting Securities having combined voting power greater than the combined voting power of the Voting Securities then Beneficially Owned by members of the Knafel Family; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as defined below) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (i) the Company or (ii) any Subsidiary, (B) the Company or any Subsidiary, or (C) any Person in connection with a “Non-Control Transaction” (as defined below);

                        (b) The individuals who, as of April 24, 1997, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle a or Proxy Contest; or

                 (c) Consummation of:

(i) A merger, consolidation or reorganization involving the Company, unless

(A) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the governing board of directors of the Surviving Corporation;

(C) no Person (other than the Company or any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities) has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities; and

(D) a transaction described in clauses (A) through (C) shall herein be referred to as a “Non-Control Transaction”;

(ii) A complete liquidation or dissolution of the Company; or

(iii) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities beneficially owned by the Subject Person, then a Change in Control shall occur.

If an Eligible Individual’s employment is terminated by the Company without Cause prior to the date of a Change in Control but the Eligible Individual reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Plan provided a Change in Control shall actually have occurred.

           2.13      “Code” means the Internal Revenue Code of 1986, as amended.

           2.14      “Committee” means a committee, as described in Section 3.1, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

           2.15      “Company” means BioReliance Corporation, a Delaware corporation.

           2.16      “Date of Grant” means the date designated by the Committee as the date as of which it grants an Option or Award, which shall not be earlier than the date on which the Committee approves the granting of such Option or Award.

           2.17      “Director” means a director of the Company.

           2.18      “Disability” means:

                        (a) in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of “Disability”, the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

                        (b) in all other cases, the term “Disability” as used in this Plan or any Agreement shall mean a physical or mental infirmity which impairs the Optionee’s or Grantee’s ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

           2.19      “Disability Date” means the date which is six months after the date on which an Optionee or Grantee is first absent from active employment with the Company by reason of a Disability.

           2.20      “Discretionary Option” means an Option granted pursuant to Section 5.

           2.21      “Dividend Equivalent Right” means a right to receive all or some portion of the cash dividends that are or would be payable with respect to Shares.

           2.22      “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

           2.23      “Eligible Individual” means any of the following individuals who is designated by the Committee as eligible to receive Options subject to the conditions set forth herein: (a) any director (including any Non-Employee Director), officer or employee of the company or a Subsidiary, (b) any individual to whom the Company or a Subsidiary has extended a formal, written offer of employment, or (c) any consultant or advisor who performs actual services for the Company or a Subsidiary.

           2.24      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

           2.25      “Fair Market Value” on any date means the closing price at the close of the primary trading session of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the closing price at the close of the primary trading session on such date as quoted on the Nasdaq Stock Market or such other market in which such prices are regularly quoted, or, if there has been no such closing price with respect to Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code.

           2.26      “Former Plans” means the Microbiological Associates, Inc. 1988 Incentive Stock Option Plan, the Microbiological Associates, Inc. 1995 Non-Qualified Stock Option Plan, and the Magenta Corporation 1994 Incentive Stock Option Plan.

           2.27      “Grantee” means a person to whom an Award has been granted under the Plan.

           2.28      “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

           2.29      “Knafel Family” means (i) Sidney R. Knafel and/or members of his “immediate family” (as defined in Rule 16a-1 promulgated under the Exchange Act), (ii) a trust solely for the benefit of any of the individuals referred to in clause (i) above; (iii) the guardian, conservator, estate or other legal representative of any of the individuals referred to in clause (i) above; and (iv) any corporation, partnership, limited liability company or other entity all of the outstanding equity securities of which are owned, directly or indirectly, by the individuals or entities referred to in clause (i), (ii) or (iii) above.

           2.30      “Non-Employee Director” means a director of the Company who is a “Non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

           2.31      “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

           2.32      “Normal Retirement Date” means the date on which an Optionee or Grantee terminates active employment with the Company on or after attainment of age 65, but does not include termination by the Company for Cause.

           2.33      “Option” means a Nonqualified Stock Option, an Incentive Stock Option, a Discretionary Option, an Automatic Option, or any or all of them.

           2.34      “Optionee” means a person to whom an Option has been granted under the Plan.

           2.35      “Outside Director” means a director of the Company who is an “Outside Director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

           2.36      “Parent” means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) with respect to the Company.

           2.37      “Performance Awards” means Performance Units, Performance Shares or either or both of them.

           2.38      “Performance Cycle” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary or a Division will be measured.

           2.39      “Performance Objectives” has the meaning set forth in Section 11.

           2.40      “Performance Shares” means Shares issued or transferred to an Eligible Individual under Section 11.

           2.41      “Performance Units” means Performance Units granted to an Eligible Individual under Section 11.

           2.42      “Person” means “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including, without limitation, any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust or other entity, or any group of Persons.

           2.43      “Plan” means the BioReliance Corporation 1997 Incentive Plan, as amended and restated from time to time.

           2.44      “Restricted Stock” means Shares issued or transferred to an Eligible Individual pursuant to Section 10.

           2.45      “Scientific Advisory Board” means the Scientific Advisory Board of the Company.

           2.46      “Shares” means the common stock, par value $.01 per share, of the Company.

           2.47      “Stock Appreciation Right” means a right to receive all or some portion of the increase in the value of the Shares as provided in Section 8 hereof.

           2.48      “Subsidiary” means any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

           2.49      “Successor Corporation” means a corporation, or a parent or subsidiary thereof within the meaning of Section 424(a) of the Code, which issues or assumes a stock option in a transaction to which Section 424(a) of the Code applies.

           2.50      “Ten-Percent Stockholder” means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a Parent or a Subsidiary.

           2.51      “Termination of Employment” means the later of (i) a severance of the employer-employee relationship with the Company or (ii) the resignation, removal or termination of an officer of the Company.

           2.52      For the purpose of UK Approved Options, the following terms and modifications shall apply, namely:

Agreement	shall include an option certificate issued pursuant to Section 5.1 of the Plan.

Beneficiary	shall include the Optionee’s legal personal representatives or executors (but so that, in the event of the insolvency of an Optionee, all his UK Approved Options shall lapse).

Change in Capitalization	means a spin-off or other change which does not cause a
variation of share capital of the Company, shall not result
in an adjustment to the number, price or other terms of UK
Approved Options, nor shall any such adjustments be made
without the prior approval of the UK Inland Revenue.

Dividend Equivalent Right	means a UK Approved Option shall not carry a Dividend Equivalent Right.

Eligible Employee	means an employee (including a Full-Time director) of the
Company or a Subsidiary who is resident or ordinarily
resident in the United Kingdom at the Date of Grant of his
Option, but excluding any Excluded Person.

Excluded Person	means any person who has (or within the preceding 12 months
has had) a material interest in the Company (if then a
close company within the meaning of Schedule 9 to the Taxes
Act) or a company which is a close company and either
controls the Company or is a member of a consortium which
owns the Company.

Full-Time	means an employee required under the terms of his or her employment to work for his or her employing company or companies for at least 25 hours per week (excluding meal breaks).

Option	shall include a UK Approved Option unless otherwise stated in the Plan.

Performance Award	The grant of a UK Approved Option shall not include a Performance Award.

Stock Appreciation Right	The grant of a UK Approved Option shall not include a Stock Appreciation Right.

Taxes Act	Income and Corporation Taxes Act 1988 of the United Kingdom.

UK Approved Option	means a non-transferable right to acquire Shares granted to an Eligible Employee pursuant to Section 5 of the Plan and for the time being subsisting.

     3.     Administration.

           3.1 The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. A quorum shall consist of not fewer than two members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. The Committee shall consist of at least two (2) directors of the Company and may consist of the entire Board; provided, however, that (A) if the Committee consists of less than the entire Board, then, with respect to any Option or Award to an Eligible Individual who is subject to Section 16 of the Exchange Act, the Committee shall consist of at least two (2) directors each of whom shall be a Non-employee Director and (B) to the extent necessary for any Option or Award intended to qualify as performance-based compensation under Section 162(m) of the Code to so qualify, each member of the Committee, whether or not it consists of the entire Board, shall be an Outside Director. For purposes of the preceding sentence, if one or more members of the Committee is not a Nonemployee Director and an Outside Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. Subject to applicable law, the Committee may delegate its authority under the Plan to any other person or persons. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

     3.2 Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

           (a)  determine those Eligible Individuals to whom Discretionary Options may be granted under the Plan and the number of such Discretionary Options to be granted and to prescribe the terms and conditions (which need not be identical) of each such Discretionary Option, including the purchase price per Share subject to each Discretionary Option, and make any amendment or modification to any applicable Agreement consistent with the terms of the Plan;

           (b)  select those Eligible Individuals to whom Awards shall be granted under the Plan and to determine the number of Stock Appreciation Rights, Performance Awards, Shares of Restricted Stock and/or Dividend Equivalent Rights to be granted pursuant to each Award, the terms and conditions (which need not be identical) of each Award, including the restrictions or Performance Objectives relating to Awards and the maximum value of any Award, and make any amendment or modification to any Agreement consistent with the terms of the Plan;

           (c)  accelerate a Discretionary Option or Award and to waive restrictive conditions for a Discretionary Option or Award (including, without limitation, any forfeiture conditions), in such circumstances as the Committee deems appropriate, subject to any express limitations of the Plan, including, without limitation, Section 16(b); provided, however, that nothing in this Section 3.2(c) shall be construed to limit the Committee’s authority under other provisions of the Plan. In the case of any acceleration of a Discretionary Option or Award after the attainment of the applicable Performance Objective(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody’s Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs. This paragraph shall not apply in respect of a UK Approved Option;

           (d)  construe and interpret the Plan and the Options and Awards granted hereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, without limitation, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable so that the Plan complies with applicable law including Rule 16b-3 under the Exchange Act and the Code to the extent applicable, and otherwise to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Optionees and Grantees, and all other persons having any interest therein;

           (e)  determine the duration and purposes for leaves of absence which may be granted to an Optionee or Grantee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

           (f)  exercise its sole discretion with respect to the powers and rights granted to it as set forth in the Plan; and

           (g)  generally exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

     4.     Stock Subject to the Plan.

           4.1 The maximum number of Shares that may be made the subject of Options and Awards granted under the Plan is 1,212,277 Shares; provided, however, that in the aggregate, not more than one-third of the number of allotted Shares may be made the subject of Restricted Stock Awards under Section 10 of the Plan; and provided, further, that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options granted under the Plan become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000. Upon a Change in Capitalization, the maximum number of Shares referred to in the preceding sentence shall be adjusted in number and kind pursuant to Section 13. The maximum number of Shares that may be the subject of Options and Awards granted to an Eligible Individual in any one calendar year period may not exceed 200,000 Shares. The maximum dollar amount of cash or the Fair Market Value of Shares that any Eligible Individual may receive in any calendar year in respect to Performance Units denominated in dollars may not exceed $1,500,000. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company’s treasury, or partly out of each, such number of Shares as shall be determined by the Board.

           4.2 Upon the granting of an Option or an Award, the number of Shares available under Section 4.1 for the granting of further Options and Awards shall be reduced as follows:

                (a)  In connection with the granting of an Option or an Award (other than the granting of a Performance Unit denominated in dollars), the number of Shares shall be reduced by the number of Shares in respect of which the Option or Award is granted or denominated provided, however, that if any Option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment of the purchase price, the maximum number of Shares available under Section 4.1 shall be increased by the number of Shares so tendered.

                (b)  In connection with the granting of a Performance Unit denominated in dollars, the number of Shares shall be reduced by an amount equal to the quotient of (i) the dollar amount in which the Performance Unit is denominated, divided by (ii) the Fair Market Value of a Share on the date the Performance Unit is granted.

           4.3 Whenever any outstanding Option or Award or portion thereof expires, is canceled or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option or Award (including any outstanding Options under any of the Former Plans), the Shares allocable to the expired, canceled or otherwise terminated portion of the Option or Award may again be the subject of Options or Awards granted hereunder.

           4.4 In no event may more than 1,212,277 Shares be issued upon the exercise of Incentive Stock Options granted under the Plan.

     5.     Option Grants for Eligible Individuals.

           5.1 Authority of Committee.

                 (a)  Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Discretionary Options, and the terms and conditions of the grant to such Eligible Individuals shall be set forth in an Agreement. The terms and conditions of UK Approved Options shall be set forth in a certificate executed as a deed by the Company and UK Approved Options may only be granted to Eligible Employees.

                 (b)  Notwithstanding any provision of this Section 5, any Discretionary Option granted under this Section 5 to an Eligible Individual who is a Non-Employee Director shall be governed by the duration and termination provisions set forth in Sections 6.4(a) — (e) of the Plan or such other duration and termination provisions as determined by the Committee and set forth in an Agreement.

     5.2 Purchase Price.

                 (a)  The purchase price (which may be greater than, less than or equal to the Fair Market Value on the Date of Grant) or the manner in which the purchase price is to be determined for Shares under each Discretionary Option shall be determined by the Committee and set forth in the Agreement; provided, however, that the purchase price per Share under each Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

                (b)  The purchase price of a Share under a UK Approved Option shall be not less than:

                     (i)  its market value as determined by the Committee in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 of the United Kingdom and approved prior to the grant of the related UK Approved Option by the Shares Valuation Division of the UK Inland Revenue; or

                       (ii)  its nominal amount or (when applicable) such price as from time to time adjusted pursuant to the Plan.

                 (c)  No UK Approved Option shall be granted under this Plan to an Eligible Employee if the aggregate purchase price of the Shares comprised therein, when added to the aggregate of the amounts for which shares of the Company may be acquired under any subsisting UK Approved Options granted to him under the Plan or any other scheme (not being a savings-related share option scheme) approved under Schedule 9 to the Taxes Act and established by the Company or a Subsidiary, would exceed, or further exceed, pounds sterling 30,000 or such other limit as may apply from time to time under paragraph 28 of Schedule 9 to the Taxes Act (the “Limit”). For the purposes of determining whether an Option is subject to the Limit, Options which fell to be treated under the provisions of Section 115 of the Finance Act 1996 of the United Kingdom as unapproved options shall be treated as having been granted under a scheme other than one which is approved under Schedule 9 to the Taxes Act.

           5.3 Maximum Duration. Discretionary Options granted hereunder shall be for such term as the Committee shall determine, provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and a Nonqualified Stock Option shall not be exercisable after the expiration of ten (10) years from the Date of Grant. The Committee may, subsequent to the granting of any Discretionary Option (other than a UK Approved Option), extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

           5.4 Exercisability. Subject to Sections 5.5 and 7.3, each Discretionary Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Discretionary Option expires. No UK Approved Option shall become exercisable in any circumstances by an Optionee who is at the time of such intended exercise an Excluded Person.

           5.5 Termination. Except as provided in Sections 5.1(b) and 12, and unless otherwise provided by the Committee, in its sole discretion, in the applicable Agreement, the following provisions shall apply to Discretionary Options upon a Termination of Employment:

                       (a)  Subject to Section 5.3 and except as provided in Section 5.5(d), unless otherwise determined by the Committee at the time of grant (and set forth in the applicable Agreement) or at a later date, except in the case of Disability, retirement on or after the Optionee’s Normal Retirement Date and death as provided in Sections 5.5(b) and 5.5(c) below, if an Optionee of a Discretionary Option has a Termination of Employment with the Company or a Subsidiary, any unexercised Discretionary Option held by such Optionee shall expire ninety (90) days after the Optionee has a Termination of Employment for any reason other than a termination for Cause, and such Discretionary Option may only be exercised by the Optionee or his or her Beneficiary to the extent that the Discretionary Option or a portion thereof was exercisable on the date of Termination of Employment; provided, however, that no Discretionary Option may be exercised after the expiration date specified for the particular Discretionary Option in the Discretionary Option grant. If the Optionee’s Termination of Employment arises as a result of a termination for Cause, then, unless the Committee determines otherwise at the time of the Termination of Employment, any unexercised Options held by such Optionee shall terminate and expire concurrently with the Optionee’s Termination of Employment.

                       (b)  Subject to Section 5.3, unless otherwise determined by the Committee at the time of grant (and set forth in the applicable Agreement) or at a later date, if an Optionee becomes disabled within the meaning of Section 2.17 hereof or retires on or after the Optionee’s Normal Retirement Date, any unexercised Discretionary Option held by such disabled or retired Optionee shall expire one (1) year after the Disability Date or date of Termination of Employment by reason of retirement, as the case may be, and such Option may only be exercised by the Optionee or his or her Beneficiary to the extent that the Discretionary Option or a portion thereof was exercisable on the Disability Date or the date of Termination of Employment by reason of retirement, as the case may be; provided, however, no Discretionary Option may be exercised after the expiration date specified for the particular Discretionary Option in the Discretionary Option grant.

                       (c)  Subject to Section 5.3, unless otherwise determined by the Committee at the time of grant (and set forth in the applicable Agreement) or at a later date, if an Optionee dies while still employed by the Company, the Options which the Optionee was entitled to exercise on the date of the Optionee’s death may be exercised at any time after the Optionee’s death by the Optionee’s Beneficiary; provided, however, that no Option may be exercised after the earlier of: (i) one (1) year after the Optionee’s death or (ii) the expiration date specified for the particular Option in the Option Agreement. If an Optionee dies after his or her Termination of Employment, then the Options which the Optionee was entitled to exercise on the date of the Optionee’s death may be exercised by his or her Beneficiary within the period specified in Sections 5.5(a) or 5.5(b), as the case may be.

                       (d)  Subject to Section 5.3, upon an Optionee’s Termination of Employment following a Change in Control, each Option held by the Optionee that was exercisable as of the date of such Termination of Employment shall remain exercisable for a period ending not before the earlier of (A) the first anniversary of the Termination of Employment or (B) the expiration of the stated term of the Option.

           5.6 Modification. No modification of a Discretionary Option shall adversely alter or impair any rights or obligations under the Discretionary Option without the Optionee’s consent.

     6.     Automatic Option Grants for Non-Employee Directors, Committee Chairpersons and Scientific Advisory Board Members.

           6.1 Grant. Automatic Options shall be granted (i) to each Non-Employee Director who becomes a member of the Board after April 24, 1997 upon election or appointment, (ii) to each Non-Employee Director who is a member of the Board, (iii) to each Non-Employee Director who is the chairperson of a committee of the Board, (iv) to each member of the Scientific Advisory Board who becomes a member of the Scientific Advisory Board after April 24, 1997 upon election or appointment and (v) to each member of the Scientific Advisory Board, as follows:

                       (a)  Initial Grant. Each Non-Employee Director who becomes a Director after April 24, 1997 shall, upon becoming a Director, be granted an Automatic Option in respect of 2,000 Shares and each member of the Scientific Advisory Board who becomes a member of the Scientific Advisory Board after April 24, 1997 shall, upon becoming a member of the Scientific Advisory Board, be granted an Automatic Option in respect of 1,000 Shares.

                       (b)  Annual Grants to Non-Employee Directors and Members of the Scientific Advisory Board. Each Non-Employee Director shall be granted an Automatic Option in respect of 5,000 Shares annually on the first Business Day on or after January 1 of each calendar year that the Plan is in effect provided that the Non-Employee Director is a Director on such date and each member of the Scientific Advisory Board shall be granted an Automatic Option in respect of 500 Shares annually on the first Business Day on or after January 1 of each calendar year that the Plan is in effect provided that the member of the Scientific Advisory Board is a member on such date; provided, however, that a Director or member of the Scientific Advisory Board shall not be entitled to receive an annual grant pursuant to this Section 6.1(b) for the calendar year in which such Director or member of the Scientific Advisory Board is first elected or appointed to the Board or to the Scientific Advisory Board, as the case may be.

                       (c)  Annual Grants to Committee Chairpersons. Each Non-Employee Director who, in accordance with the Bylaws of the Company, serves as a chairperson of any committee of the Board as of the first Business Day on or after January 1 of each calendar year that the Plan is in effect shall, on such date, be granted an Automatic Option in respect of 500 Shares.

                       (d)  Terms and Conditions. All Automatic Options granted pursuant to this Section 6 shall be evidenced by an Agreement containing such other terms and conditions not inconsistent with the provisions of this Plan as determined by the Board; provided, however, that such terms shall not vary the price, amount or timing of the Automatic Options provided under this Section 6, including provisions dealing with vesting, forfeiture and termination of such Automatic Options.

     6.2 Purchase Price. The purchase price for Shares under each Automatic Option shall be equal to 100% of the Fair Market Value of such Shares on the Date of Grant.

     6.3 Vesting. Subject to Sections 6.4 and 7.3, each Automatic Option granted after May 21, 1998 shall vest in one-third increments on each of the first three anniversaries of the Grant Date; provided, however, that the Optionee continues to serve as a Director or member of the Scientific Advisory Board (as the case may be) as of such date. If an Optionee ceases to serve as a Director or member of the Scientific Advisory Board (as the case may be) for any reason, the Optionee shall have no rights with respect to any Automatic Option (or portion thereof) which has not then vested pursuant to the preceding sentence and the Optionee shall automatically forfeit any Automatic Option (or portion thereof) which remains unvested.

     6.4 Duration. Each Automatic Option (and, with respect to Non-Employee Directors, each Discretionary Option) shall terminate on the date which is the tenth anniversary of the Date of Grant, unless terminated earlier as follows:

                 (a)  If an Optionee’s service as a Director or member of the Scientific Advisory Board terminates for any reason other than Disability, death or Cause, the Optionee may for a period of three (3) months after such termination exercise his or her Option to the extent, and only to the extent, that such Option or portion thereof was vested and exercisable as of the date the Optionee’s service as a Director or member of the Scientific Advisory Board terminated, after which time the Option shall automatically terminate in full.

                (b)  If an Optionee’s service as a Director or member of the Scientific Advisory Board terminates by reason of the Optionee’s resignation or removal due to Disability, the Optionee may, for a period of one (1) year after such termination, exercise his or her Option to the extent, and only to the extent, that such Option or portion thereof was vested and exercisable, as of the date the Optionee’s service as Director or member of the Scientific Advisory Board terminated, after which time the Option shall automatically terminate in full.

                 (c)  If an Optionee’s service as a Director or member of the Scientific Advisory Board terminates for Cause, the Option granted to the Optionee hereunder shall immediately terminate in full and no rights thereunder may be exercised.

                 (d)  If an Optionee dies while a Director or member of the Scientific Advisory Board or within three (3) months after termination of service as a Director or member of the Scientific Advisory Board as described in clause (a) of this Section 6.4 or within twelve (12) months after termination of service as a Director or member of the Scientific Advisory Board as described in clause (b) of this Section 6.4, the Option granted to the Optionee may be exercised at any time within twelve (12) months after the Optionee’s death by the person or persons to whom such rights under the

Option shall pass by will, or by the laws of descent or distribution, after which time the Option shall terminate in full; provided, however, that an Option may be exercised to the extent, and only to the extent, that the Option or portion thereof was exercisable on the date of death or earlier termination of the Optionee’s services as a Director or member of the Scientific Advisory Board.

                 (e)  In the event an Optionee’s service as a Director or member of the Scientific Advisory Board of the Company is terminated by the Company following a Change in Control, each Option held by the Optionee that was exercisable as of the date of termination of the Optionee’s service shall remain exercisable for a period ending not before the earlier of (i) the first anniversary of the termination of the Optionee’s service as a Director or member of the Scientific Advisory Board or (ii) the expiration of the stated term of the Option.

     7.     Terms and Conditions Applicable to All Options.

           7.1 Method of Exercise.

                 (a)  The exercise of an Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company’s principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted; provided however, that Options may not be exercised by an Optionee for six (6) months following a hardship distribution to the Optionee, to the extent such exercise is prohibited under Treasury Regulation §1.401(k)-1(d)(2)(iv)(B)(4). The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid, as determined by the Committee in its sole discretion, in either of the following forms (or any combination thereof) (a) cash or (b) the transfer to the Company of Shares that have been held by the Optionee for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option and that have a Fair Market Value equal in amount to the purchase price, such transfer to be upon such terms and conditions as determined by the Committee. In addition, both Discretionary Options and Automatic Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures (other than Share withholding) which are, from time to time, deemed acceptable by the Committee. Any Shares transferred to the Company (or withheld upon exercise) as payment of the purchase price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. The Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares. Notwithstanding anything to the contrary contained herein, payment on exercise of UK Approved Options shall be made only in cash.

                 (b)  If the Fair Market Value of the Shares with respect to which the Option is being exercised exceeds the exercise price of such Option, an Optionee may, instead of exercising an Option as provided in Section 7.1(a), request that the Committee authorize payment to the Optionee of the difference between the Fair Market Value of part or all of the Shares which are the subject of the Option and the exercise price of the Option, such difference to be determined as of the date the Committee receives the request from the Optionee. The Committee, in its sole discretion, may grant or deny such a request from an Optionee with respect to part or all of the Shares as to which the Option is then exercisable and, to the extent granted, shall direct the Company to make the payment to the Optionee either in cash or in Shares or in any combination thereof; provided, however, that payment in Shares shall be made based upon the Fair Market Value of Shares as of the date the Committee received the request from the Optionee. An Option shall be deemed to have been exercised and shall be canceled to the extent that the Committee grants a request pursuant to this Section 7.1(b). The provisions of this paragraph shall not apply to holders of UK Approved Options.

                 7.2 Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares to the Optionee, and (c) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement. The preceding sentence shall not apply to any Optionee holding a UK Approved Option. If under the terms of a resolution passed or an announcement made by the Company prior to the date of exercise of a UK Approved Option, a dividend is to be or is proposed to be paid to holders of Shares by reference to a record date after such date of exercise, any Shares to be issued upon such exercise of a UK Approved Option will not rank for such dividend. Subject as aforesaid, the Shares so to be issued shall be identical and rank pari passu in all respects with the fully paid Shares then in issue.

                 7.3 Effect of Change in Control. In the event of a Change in Control, all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable. In addition, to the extent set forth in an Agreement evidencing the grant of a Discretionary Option, an Optionee will be permitted to surrender to the Company for cancellation within sixty (60) days after such Change in Control any Discretionary Option or portion of a Discretionary Option to the extent not yet exercised and the Optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of (x) (A) in the case of a Nonqualified Stock Option, the greater of (1) the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Discretionary Option or portion thereof surrendered or (2) the Adjusted Fair Market Value of the Shares subject to the Discretionary Option or portion thereof surrendered or (B) in the case of an Incentive Stock Option, the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Discretionary Option or portion thereof surrendered, over (y) the aggregate purchase price for such Shares under the Discretionary Option or portion thereof surrendered.

     8.     Stock Appreciation Rights. The Committee may in its sole discretion, either alone or in connection with the grant of a Discretionary Option, grant Stock Appreciation Rights in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. If granted in connection with an Option, a Stock Appreciation Right shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 8, be subject to the same terms and conditions as the related Option.

                 8.1 Time of Grant. A Stock Appreciation Right may be granted (i) at any time if unrelated to an Option, or (ii) if related to an Option, either at the time of grant, or at any time thereafter during the term of the Option.

                8.2 Stock Appreciation Right Related to an Option.

                       (a)  Exercise. Subject to Section 8.8, a Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Options are exercisable (including, without limitation, exercisability upon Termination of Employment), and will not be transferable except to the extent the related Option may be transferable. A Stock Appreciation Right granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the purchase price specified in the related Incentive Stock Option Agreement.

                       (b)  Treatment of Related Options and Stock Appreciation Rights Upon Exercise. Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

     8.3 Stock Appreciation Right Unrelated to an Option.

                       (a)  Terms. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability (subject to Sections 8.3(b) and 8.8), vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years.

                       (b)  Termination. Except as provided in Section 8.8 and subject to Section 8.3(a), and unless otherwise provided by the Committee, in its sole discretion, in the applicable Agreement, upon a Grantee’s Termination of Employment or, in the case of a Non-Employee Director, termination of service as a director, a Stock Appreciation Right shall be exercisable by the Grantee to the same extent that a Discretionary Option would be exercisable by an Optionee upon the Optionee’s Termination of Employment under the provisions of Sections 5.5(a) through (d) (or, as applicable for Non-Employee Directors, Section 6.4); provided, however, no Stock Appreciation Right may be exercised after the expiration date specified for the particular Stock Appreciation Right in the applicable Agreement.

     8.4 Amount Payable. Upon exercise of a Stock Appreciation Right, the Grantee shall be entitled to receive an amount determined by multiplying (x) the excess of the Fair Market Value of a Share on the date preceding the date of exercise of such Stock Appreciation Right over (A) in the case of a Stock Appreciation Right related to an Option, the per Share purchase price under the related option or (B) in the case of a Stock Appreciation Right unrelated to an Option, the Fair Market Value of a Share on the date the Stock Appreciation Right was granted, by (y) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

     8.5 Method of Exercise. Stock Appreciation Rights shall be exercised by a Grantee only by a written notice delivered in person or by mail to the Secretary of the Company at the Company’s principal executive office, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee, the Grantee shall deliver the Agreement evidencing the Stock Appreciation Right being exercised and the Agreement evidencing any related Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Grantee.

     8.6 Form of Payment. Payment of the amount determined under Section 8.4 may be made in the sole discretion of the Committee solely in whole Shares in a number determined at their Fair Market Value on the date preceding the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

     8.7 Modification. No modification of an Award shall adversely alter or impair any rights or obligations under the Agreement without the Grantee’s consent.

     8.8 Effect of Change in Control. In the event of a Change in Control, all Stock Appreciation Rights shall become immediately and fully exercisable. In addition, to the extent set forth in an Agreement evidencing the grant of a Stock Appreciation Right (but not with respect to any Stock Appreciation Right granted in connection with an Incentive Stock Option), a Grantee will be permitted to surrender to the Company for cancellation within sixty (60) days after such Change in Control any Stock Appreciation Right or portion of a Stock Appreciation Right to the extent not yet exercised and the Grantee will be entitled to receive a payment from the Company in cash or Shares, in either case, with a value equal to the excess, if any, of (A) the Adjusted Fair Market Value, on the date preceding the date of exercise, of the Shares over (B) the aggregate Fair Market Value, on the date the Stock Appreciation was granted, of the Shares subject to the Stock Appreciation Right or portion thereof exercised.

     9.     Dividend Equivalent Rights. Dividend Equivalent Rights may be granted to Eligible Individuals in tandem with an Option or Award. The terms and conditions (including, without limitation, terms and conditions relating to a Change in Control) applicable to each Dividend Equivalent Right shall be specified in the Agreement under which the Dividend Equivalent Right is granted. Amounts payable in respect of Dividend Equivalent Rights may be payable currently or deferred until the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Option or Award to which the Dividend Equivalent Rights relate. In the event that the amount payable in respect of Dividend Equivalent Rights are to be deferred, the Committee shall determine whether such amounts are to be held in cash or reinvested in Shares or deemed (notionally) to be reinvested in Shares. If amounts payable in respect of Dividend Equivalent Rights are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its sole discretion, may determine. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or multiple installments. With respect to Dividend Equivalent Rights granted in tandem with an Option, the Agreement may provide that the Optionee may elect to have amounts payable in respect of such Dividend Equivalent Rights applied against the exercise price of such Option. To the extent necessary for any Dividend Equivalent Right intended to qualify as performance-based compensation under Section 162(m) of the Code to so qualify, the terms and conditions of the Dividend Equivalent Right shall be such that payment of the Dividend Equivalent Right is contingent upon the attainment of specified Performance Objectives within the Performance Cycle, as provided for in Section 11, and such Dividend Equivalent Right shall be treated as a Performance Award for purposes of Sections 11 and 16(b).

     10.     Restricted Stock.

                 10.1 Grant. The Committee may grant Awards to Eligible Individuals of Restricted Stock, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its sole discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 10.

                 10.2 Rights of Grantee. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Date of Grant provided that the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the sole discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. If a Grantee shall fail to execute the Agreement evidencing a Restricted Stock Award, the appropriate blank stock powers and, in the sole discretion of the Committee, an escrow agreement and any other documents which the

Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the sole discretion of the Committee, Shares issued in connection with a Restricted Stock Award shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

                 10.3 Non-transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 10.4, such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee.

                 10.4 Lapse of Restrictions.

                             (a)  Generally. Subject to Section 10.4(b), restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions.

                             (b)  Effect of Change in Control. Unless the Committee shall determine otherwise at the time of the grant of an Award of Restricted Stock, the restrictions upon Shares of Restricted Stock shall lapse upon a Change in Control. The Agreement evidencing the Award shall set forth any such provisions.

     10.5 Terms of Restricted Stock.

                             (a)  Forfeiture of Restricted Stock. Subject to Sections 10.4(b) and 10.5(b), all Restricted Stock shall be forfeited and returned to the Company and all rights of the Grantee with respect to such Restricted Stock shall terminate unless the Grantee continues in the service of the Company as an employee or director until the expiration of the forfeiture period for such Restricted Stock and satisfies any and all other conditions set forth in the Agreement. The Committee, in its sole discretion, shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Stock Award.

                             (b)  Waiver of Forfeiture Period. Notwithstanding anything contained in this Section 10 to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Agreement under appropriate circumstances (including, without limitation, the death, Disability or retirement of the Grantee or a material change in circumstances arising after the Date of Grant) and subject to such terms and conditions (including, without limitation, forfeiture of a proportionate number of the Restricted Stock) as the Committee shall deem appropriate, provided that the Grantee shall at that time have completed at least one (1) year of employment or service after the Date of Grant.

     10.6 Modification or Substitution. Subject to the terms of the Plan, including, without limitation, Section 16(b), the Committee may modify outstanding Awards of Restricted Stock or accept the surrender of outstanding Shares of Restricted Stock (to the extent the restrictions on such Shares have not yet lapsed) and grant new Awards in substitution for them. Notwithstanding the foregoing, no modification of an Award shall adversely alter or impair any rights or obligations under the Agreement without the Grantee’s consent.

             10.7    Treatment of Dividends. At the time an Award of Shares of Restricted Stock is granted, the Committee may, in its sole discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (a) deferred until the lapsing of the restrictions imposed upon such Shares and (b) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its sole discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

             10.8    Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

     11.      Performance Awards.

             11.1    (a)    Performance Objectives. Performance Objectives for Performance Awards may be expressed in terms of (i) earnings per Share, (ii) Share price, (iii) pre-tax profits, (iv) net earnings, (v) return on equity or assets, (vi) revenues, (vii) EBITDA, (viii) market share or market penetration or (ix) any combination of the foregoing, and may be determined before or after accounting changes, special charges, foreign currency effects, acquisitions, divestitures or other extraordinary events. Performance Objectives may be in respect of the performance of the Company and its Subsidiaries (which may be on a consolidated basis), a Subsidiary or a Division. Performance Objectives may be absolute or relative and may be expressed in terms of a progression within a specified range. The Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (i) the date on which a quarter of the Performance Cycle has elapsed or (ii) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event, while the performance relating to the Performance Objectives remains substantially uncertain.

                         (b)    Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award made to a Grantee who is subject to Section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance Objectives have been satisfied.

             11.2    Performance Units. The Committee, in its sole discretion, may grant Awards of Performance Units to Eligible Individuals (with the exception of Non-Employee Directors), the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee. Performance Units shall be denominated in Shares or dollars and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle, represent the right to receive payment as provided in Section 11.2(b) depending on the level of Performance Objective attainment. Each Agreement shall specify the number of Performance Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

                         (a)    Vesting and Forfeiture. Subject to Sections 11.1(b) and 11.4, a Grantee shall become vested with respect to the Performance Units to the extent that the Performance Objectives set forth in the Agreement are satisfied for the Performance Cycle.

                         (b)    Payment of Awards. Payment to Grantees in respect of vested Performance Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates unless the Agreement evidencing the Award provides for the deferral of payment, in which event the terms and conditions of the deferral shall be set forth in the Agreement. Subject to Section 11.4, such payments may be made entirely in Shares valued at their Fair Market Value as of the last day of the applicable Performance Cycle or such other date specified by the Committee, entirely in cash, or in such combination of Shares and cash as the Committee in its sole discretion shall determine at any time prior to such payment.

             11.3    Performance Shares. The Committee, in its sole discretion, may grant Awards of Performance Shares to Eligible Individuals (with the exception of Non-Employee Directors), the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee. Each Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance Shares shall be subject to the following terms and provisions:

                         (a)    Rights of Grantee. The Committee shall provide at the time an Award of Performance Shares is made the time or times at which the actual Shares represented by such Award shall be issued in the name of the Grantee; provided, however, that no Performance Shares shall be issued until the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the sole discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Performance Shares. If a Grantee shall fail to execute the Agreement evidencing an Award of Performance Shares, the appropriate blank stock powers and, in the sole discretion of the Committee, an escrow agreement and any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the sole discretion of the Committee, Shares issued in connection with an Award of Performance Shares shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Except as restricted by the terms of the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have, in the sole discretion of the Committee, all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

                         (b)    Non-transferability. Until any restrictions upon the Performance Shares awarded to a Grantee shall have lapsed in the manner set forth in Sections 11.3(c) or 11.4, such Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee. The Committee may also impose such other restrictions and conditions on the Performance Shares, if any, as it deems appropriate.

                         (c)    Lapse of Restrictions. Subject to Sections 11.1(b) and 11.4, restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its sole discretion, determine at the time an Award is granted.

                         (d)    Treatment of Dividends. At the time the Award of Performance Shares is granted, the Committee may, in its sole discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on actual Shares represented by such Award which have been issued by the Company to the Grantee shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance Shares and (ii) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Performance Shares) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its sole discretion, may determine. Payment of deferred dividends in respect of Performance Shares (whether held in cash or in additional Performance Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance Shares shall be forfeited upon the forfeiture of such Performance Shares.

                         (e)    Delivery of Shares. Upon the lapse of the restrictions on Performance Shares awarded the Committee shall cause a stock certificate to be delivered to the Grantee, free of all restrictions hereunder.

             11.4    Effect of Change in Control. In the event of a Change in Control:

                         (a)    With respect to Performance Units, unless otherwise determined by the Committee, the Grantee shall (i) become vested in all Performance Units and (ii) be entitled to receive in respect of all Performance Units which become vested as a result of a Change in Control a cash payment within ten (10) Business Days after such Change in Control in an amount as determined by the Committee at the time of the Award of such Performance Unit and as set forth in the Agreement.

                         (b)    With respect to Performance Shares, unless otherwise determined by the Committee, restrictions shall lapse immediately on all Performance Shares.

                         (c)    The Agreements evidencing Performance Shares and Performance Units shall provide for the treatment of such Awards (or portions thereof) which do not become vested as the result of a Change in Control, including, without limitation, provisions for the adjustment of applicable Performance Objectives.

             11.5    Termination. Except as provided in Section 12, and unless otherwise provided by the Committee, in its sole discretion, in the applicable Agreement, the following provisions shall apply to Performance Awards upon a Termination of Employment:

                         (a)    Termination of Employment. Except as provided in Sections 11.5(b) and (d), in the case of a Grantee’s Termination of Employment, prior to the end of a Performance Cycle, the Grantee will not be entitled to any Performance Awards, and any Performance Shares shall be forfeited.

                         (b)    Disability, Retirement or Death. Unless otherwise provided by the Committee, in its sole discretion, in the Agreement, if a Grantee’s Disability Date or Termination of Employment by reason of retirement on or after the Grantee’s Normal Retirement Date or death occurs following at least twelve months of participation in any Performance Cycle, but prior to the end of a Performance Cycle, the Grantee or such Grantee’s Beneficiary, as the case may be, shall be entitled to receive a pro-rata share of his or her Performance Award as determined under Subsection (c).

                         (c)    Pro-Rata Payment.

                                             (i)    Performance Units. With respect to Performance Units, the amount of any payment made to a Grantee (or Beneficiary) under circumstances described in Section 11.5(b) will be the amount determined by multiplying the amount of the Performance Units payable in Shares or dollars which would have been earned, determined at the end of the Performance Cycle, had such employment not been terminated, by a fraction, the numerator of which is the number of whole months such Grantee was employed during the Performance Cycle, and the denominator of which is the total number of months of the Performance Cycle. Any such payment shall be made as soon as practicable after the end of the respective Performance Cycle, and shall relate to attainment of Performance Objectives over the entire Performance Cycle.

                                             (ii)    Performance Shares. With respect to Performance Shares, the amount of Performance Shares held by a Grantee (or Beneficiary) with respect to which restrictions shall lapse under circumstances described in Section 11.5(b) will be the amount determined by multiplying the amount of the Performance Shares with respect to which restrictions would have lapsed, determined at the end of the Performance Cycle, had such employment not been terminated, by a fraction, the numerator of which is the number of whole months such Grantee was employed during the Performance Cycle, and the denominator of which is the total number of months of the Performance Cycle. The Committee shall determine the amount of Performance Shares with respect to which restrictions shall lapse under this Section 11.5(c)(ii) as soon as practicable after the end of the respective Performance Cycle, and such determination shall relate to attainment of Performance Objectives over the entire Performance Cycle. At that time, all Performance Shares relating to that Performance Cycle with respect to which restrictions shall not lapse shall be forfeited.

                         (d)    Other Events. Notwithstanding anything to the contrary in this Section 11, the Committee may, in its sole discretion, determine to pay all or any portion of a Performance Award to a Grantee who has terminated employment prior to the end of a Performance Cycle under certain circumstances (including, without limitation, a material change in circumstances arising after the Date of Grant) and subject to such terms and conditions that the Grantee shall have completed, at his or her Termination of Employment at least one year of employment after the Date of Grant.

             11.6    Modification or Substitution. Subject to the terms of the Plan, including, without limitation, Section 16(b), the Committee may modify outstanding Performance Awards or accept the surrender of outstanding Performance Awards and grant new Performance Awards in substitution for them. Notwithstanding the foregoing, no modification of a Performance Award shall adversely alter or impair any rights or obligations under the Agreement without the Grantee’s consent.

     12.    Employment Agreement Governs Termination of Employment. An employment agreement, if applicable, between an Optionee or Grantee and the Company shall govern with respect to the terms and conditions applicable to such Option or Award upon a termination or change in the status of the employment of the Optionee or Grantee, to the extent that such employment agreement provides for terms and conditions that differ from the terms and conditions provided for in the applicable Agreement or the Plan; provided, however, that to the extent necessary for an Option or Award intended to qualify as performance-based compensation under Section 162(m) of the Code to so qualify, the terms of the applicable Agreement or the Plan shall govern the Option or Award; and, provided further, that the Committee shall have reviewed and, in its sole discretion, approved the employment agreement.

     13.    Adjustment Upon Changes in Capitalization.

                         (a)    In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted under the Plan, (ii) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted to any Eligible Individual during any calendar year, (iii) the number and class of Shares or other stock or securities which are subject to outstanding Options or Awards granted under the Plan and the purchase price therefor, if applicable, (iv) the number and class of Shares or other securities in respect of which Automatic Options are to be granted under Section 6 and (v) the Performance Objectives.

                         (b)    Any such adjustment in the Shares or other stock or securities subject to outstanding Incentive Stock Options (including any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

                         (c)    If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to, or an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such Change in Capitalization.

     14.    Effect of Certain Transactions. Subject to Sections 7.3, 8.8, 10.4(b) and 11.4 or as otherwise provided in an Agreement, in the event of (i) the liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company (a “Transaction”), the Plan and the Options and Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction each Optionee and Grantee shall be entitled to receive in respect of each Share subject to any outstanding Options or Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options and Awards prior to such Transaction.

     15.    Limitation on Transfer. Subject to any limitations on transferability specifically provided for elsewhere in the Plan, the rights and interest of an Optionee or Grantee in any Option or Award may not be assigned or transferred other than by will or the laws of descent and distribution or, in the Committee’s sole discretion, pursuant to a domestic relations order (within the meaning of Exchange Act Rule 16a-12). During the lifetime of an Optionee or Grantee, and except as the preceding sentence provides, only the Optionee or Grantee personally may exercise rights under the Plan. Except as otherwise specifically provided in the Plan, the Beneficiary of an Optionee or Grantee may exercise the rights of the Optionee or Grantee only to the extent they were exercisable under the Plan at the date of the death of the Optionee or Grantee and are otherwise currently exercisable.

     16.    Interpretation. Following the required registration of any equity security of the Company pursuant to Section 12 of the Exchange Act:

                         (a)    The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any

Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

                         (b)    Unless otherwise expressly stated in the relevant Agreement, each Option, Stock Appreciation Right and Performance Award granted under the Plan is intended to be performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code (except that, in the event of a Change in Control, payment of Performance Awards to a Grantee who remains a “covered employee” with respect to such payment within the meaning of Section 162(m)(3) of the Code may not qualify as performance-based compensation). The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to such Options or Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Options or Awards to fail to qualify as performance-based compensation. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Performance Award intended (or required in order) to satisfy the applicable requirements of Section 162(m) of the Code are only applicable to persons whose compensation is subject to Section 162(m).

                         (c)    UK Approved Options are intended to comply with Schedule 9 to the Taxes Act, and in particular, but without limitation, with paragraphs 10 to 14 thereof, and the Plan shall, except were inconsistent with the subject or context, be interpreted accordingly.

     17.    Effective Date, Termination and Amendment of the Plan. The effective date of this Plan shall be the date the Plan is adopted by the Board, subject only to the approval by the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of stockholders duly held in accordance with the applicable laws of the State of Delaware within twelve (12) months of the adoption of the Plan by the Board.

     The Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by the Board and no Option or Award may be granted thereafter. The Board may sooner terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that: (a) no such amendment, modification, suspension or termination shall impair or adversely alter any Options or Awards theretofore granted under the Plan, except with the consent of the Optionee or Grantee, nor shall any amendment, modification, suspension or termination deprive any Optionee or Grantee of any Shares which he or she may have acquired through or as a result of the Plan; and (b) to the extent necessary under applicable law, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law.

     No alteration shall be made to provisions of the Plan relating to UK Approved Options without the prior written approval of the UK Inland Revenue.

     18.    Non-Exclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

     19.    Limitation of Liability. As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any person any right to be granted an Option or Award other than at the sole discretion of the Committee;

(b) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

(c) limit in any way the right of the Company to terminate the employment of any person at any time; or

(d) be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

     20.    Regulations and Other Approvals; Governing Law.

                         20.1    Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

                         20.2    The obligation of the Company to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

                         20.3    The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

     The Board may make such changes as may be necessary or appropriate to obtain or maintain the approval of the provisions of the Plan relating to UK Approved Options by the UK Inland Revenue.

                         20.4    Each Option and Award is subject to the requirement that, if at any time the Committee determines, in its sole discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

                         20.5    Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended to reflect their status as restricted securities as aforesaid.

     21.    Miscellaneous.

                         21.1    Multiple Agreements. The terms of each Option or Award may differ from other Options or Awards granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option or Award to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options or Awards previously granted to that Eligible Individual.

                         21.2    Withholding of Taxes.

                         (a)    At such times as an Optionee or Grantee recognizes taxable income in connection with the receipt of Shares or cash hereunder (a “Taxable Event”), the Optionee or Grantee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance, or release from escrow, of such Shares or the payment of such cash. The Company shall have the right to deduct from any payment of cash to an Optionee or Grantee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. In satisfaction of the obligation to pay Withholding Taxes to the Company, the Optionee or Grantee may make a written election (the “Tax Election”), which may be accepted or rejected in the sole discretion of the Committee, to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes.

                         (b)    If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) Business Days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

                         21.3    Power of Attorney given by UK Employees. The following provisions shall apply only to Options and Awards granted to UK-resident or ordinarily resident Employees.

                         (a)    It shall be a condition of all Options (which term shall for the purposes of paragraphs 21.3 (a) through (d) exclude UK Approved Options which retain approval from the UK Inland Revenue under Schedule 9 to the Taxes Act) and Awards granted to UK Employees and a condition precedent to the vesting, exercisability, or release for consideration, of all such Options and Awards that, if the vesting, exercise, or release for consideration gives rise to a liability of the Company or any Subsidiary (the “Relevant Body”) under Section 203F of the Taxes Act or otherwise pursuant to the United Kingdom’s Pay As You Earn (“PAYE”) system (or any other similar withholding tax system in any other applicable jurisdiction), the Relevant Body shall (to the extent permitted by English law) be entitled to withhold from such Grantee’s or Optionee’s salary or other payments due to him, and/or the Grantee or Optionee shall be required to pay to the Relevant Body, as a condition of such vesting, exercise or release, the amount which the Relevant Body is required to pay to the UK Inland Revenue (or other relevant taxing authority).

                         (b)    Any payment by the Grantee or Optionee shall be made within such period as the Relevant Body shall notify to him. The Company may refuse to permit (a) the vesting or exercise of any Option or Award or (b) the release of any Option or Award for consideration if any such payment is not satisfied by the Grantee or Optionee within such period as shall have been notified to him.

                         (c)    Alternatively, if the Committee so decides in its absolute discretion, the PAYE or other taxation liability falling upon any Relevant Body may be satisfied by (a) the Company not releasing to the Grantee or Optionee concerned such number of Shares (which expression shall for this purpose include other shares or securities to be issued upon such vesting or exercise) or (b) deducting from any consideration for the release of an Option or Award such monetary amount as shall in either case equal in value the amount required to be paid to the Inland Revenue (or other relevant taxing authority), together (where relevant) with any commission or similar costs associated with or to be incurred upon the disposal of any such Shares to fund such tax liability.

                         (d)    Each holder of an Option or an Award under the Plan hereby appoints any Director of the Company or a Subsidiary as his attorney for the purpose of signing, in the name and on behalf of such holder, any documents required to implement the foregoing (including, without prejudice to the generality of the foregoing, the right to sell Shares not so released as aforesaid).